Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 11th day of June, 2001 by and between CONMED Corporation, a New York corporation (the "Buyer" or "CONMED"), and Imagyn Medical, Inc., a Delaware corporation, Imagyn Medical Technologies California, Inc., a California
corporation, Imagyn Medical Technologies, Inc., a Delaware corporation, Microsurge, Inc., a Delaware corporation, and Dacomed Corporation, a Minnesota Corporation, individually and as successor by merger to Advanced Surgical, Inc., formerly a Delaware corporation, (collectively the "Seller" or "Imagyn);

         WHEREAS, Imagyn engages in the business of the development, manufacture and sale of disposable, reposable and/or reusable minimally invasive surgical ("MIS") products, certain of which disposable products were sold to CONMED pursuant to an Asset Purchase Agreement dated as of October 30, 2000;

         WHEREAS Imagyn retained the rights to develop, manufacture and sell disposable, reposable and/or reusable products including certain other surgical products, not sold to CONMED (or to any third party), with such retained products known as the Imagyn Products (as hereinafter defined) (the design, development, manufacture, distribution and sale of such Imagyn Products being herein called the "Business");

         WHEREAS, Imagyn now desires to exit the Business and Buyer desires to purchase and acquire the assets of the Business, in a manner that causes as little disruption as possible to customers of, and the profitability of, the Business, all on the terms and conditions set forth in this Agreement; and

         WHEREAS, Imagyn either owns, or holds licenses to, the patents and other Intellectual Property (as hereinafter defined) necessary for the manufacture, distribution and sale of the Products (as hereinafter defined), and intends to convey or assign all of its right, title and interest in such Intellectual Property (as hereinafter defined) in connection with this Agreement, all on the terms and conditions set forth in this Agreement.

         NOW,   THEREFORE,   in   consideration   of   the   mutual   covenants,
representations, warranties, agreements and conditions contained herein, the parties agree as follows:

                                    Article 1

                                   Definitions
                                   -----------

1.01     Assumed Liabilities.
         -------------------

         The term "Assumed Liabilities", or any variation thereof as used in this Agreement, shall mean the liabilities and obligations, if any, to be assumed by the Buyer pursuant to Article IV hereof.

1.02     Excluded Assets.
         ---------------

         The term "Excluded Assets", or any variation thereof as used in this Agreement, shall mean the assets specified in Schedule 2.01(a)(ii) or Section
2.02 as not to be sold, assigned, transferred and conveyed by Imagyn to the Buyer pursuant to Article II hereof.

1.03     Imagyn Products.
         ---------------

         The term "Imagyn Products" or "Imagyn Product Line", or any variation thereof as used in this Agreement, shall mean those Imagyn products related to the Business, manufactured or sold through Imagyn, or any of its Affiliates (as hereinafter defined), relating to Imagyn's disposable, reposable and/or reusable laparoscopic devices, including products employing similar or related technology, including any improvement or modification to the Imagyn Technologies (as hereinafter defined), including those products described in the attached
Schedule 1.03.

1.04     Imagyn Technologies.
         -------------------

         The term "Imagyn Technologies" shall refer to any know-how, Intellectual Property (as hereinafter defined), including United States and the corresponding foreign patents, patent applications, reissues, continuations or extensions, trade secrets, manufacturing or design processes owned by or otherwise licensed to Imagyn relating to the Imagyn Products, including any improvement or modification to the aforementioned know-how and Intellectual Property (as hereinafter defined).

1.05     Intellectual Property.
         ---------------------

         The term "Intellectual Property" means patents, patent applications, utility model registrations, design patents, trademarks trade secrets and know-how relating to the Business as of the Closing Date (as hereinafter defined), including those that are listed in

         Schedule 1.05, including any improvements or modifications thereto that are discovered before or after the Closing Date.

1.06     Intellectual Property Agreements.
         --------------------------------

         The term "Intellectual Property Agreements" shall mean those agreements listed in Schedule 1.06.

1.07     Inventors.
         ---------

         The term "Inventor" shall refer to each individual who, or corporation which, other than Imagyn, owns the rights to any Intellectual Property Agreements.

1.08     Inventory.
         ---------

         The term "Inventory" shall refer to Raw Material (as hereinafter defined), and current, non-obsolete work-in-process and finished goods of the Business in quantities required, for each product, to ensure a smooth transition and, with respect to the Imagyn Products, in the aggregate to be valued in an amount specified in Sections 2.01(b), 5.01(q) and 7.09.

1.09     Key Employees.
         -------------

         The term "Key Employees" shall refer to employees to be identified by CONMED, with Imagyn's assistance, after the execution of this Agreement and up until Closing (as hereinafter defined), who are, in CONMED's reasonable estimation, important to the research and development, manufacture, marketing sale, or design of products used in, manufactured in, or under development in, the Business.

1.10     Material Adverse Effect.
         -----------------------

         The term "Material Adverse Effect" shall mean any event, including any action by a regulatory agency, customer or other person or entity, that presents a reasonable probability of an adverse impact on the operations or profitability of the Business such that a reasonable buyer could consider the event to be material.

1.11     Purchased Assets.
         ----------------

         The term "Purchased Assets", or any variation thereof as used in this Agreement, shall mean the assets to be sold, assigned, transferred and conveyed by Imagyn to the Buyer pursuant to Article II hereof.

1.12     Raw Material.
         ------------

         The term "Raw Material" shall mean all current, non-obsolete supplies and raw materials used in manufacturing the Imagyn Products, including any allocated share of raw materials used in manufacturing, on one hand, the Imagyn Products or in the Business and also used, on the other hand, in the manufacture by Imagyn of other products unrelated to the Business.

1.13     Transfer Period.
         ---------------

         The term "Transfer Period" shall mean that period of time, which shall extend until three (3) months after the termination of the Supply Agreement (as hereinafter defined) and in no event beyond nine (9) months after the Closing (as hereinafter defined), during which CONMED may request, and will receive, assistance from Imagyn with warehousing, regulatory matters such as CE marking, establishing validation protocols, investigation of complaints, and product registrations, invoicing and processing orders, sales and sales reports with respect to the Business, as well as the design, manufacture and distribution of the Imagyn Products

1.14     U.S. Surgical Settlement.
         ------------------------

         The term "U.S. Surgical Counterclaims" shall refer to any and all claims that were or could have been asserted by U.S. Surgical with respect to certain Imagyn Products, that were the subject of a certain lawsuit between U.S. Surgical and Imagyn, namely the lawsuit initially captioned Imagyn Medical Technologies California, Inc. v. United States Surgical Corp., initially pending in the United States District Court of the Eastern District of Virginia (No. 97-1644-A), involving claims and/or counterclaims, including (without limitation) those relating to patents 5,336,206; 5,304,143; 5,104,383; 5,144,942; 5,611,780; 5,327,318; and 5,423,835.

                                   Article 2

                                 Sale of Assets
                                 --------------

2.01     Purchased Assets.
         -----------------

         Subject to the terms and conditions hereof, Imagyn agrees to sell, assign, transfer and convey to the Buyer, and the Buyer agrees to purchase and acquire from Imagyn, at the Closing (as hereinafter defined), all of Imagyn's right, title and interest in and to the following assets, wherever located:


         (a) fixed assets, machinery, manufacturing equipment (including manufacturing and inspection equipment), laboratory and test equipment, tooling, computers, work stations, molds, vehicles, furniture, Imagyn Product specifications, drawings and manufacturing processes documents and office equipment used in the Business, wherever located, including, without limitation, those listed on Schedule 2.01(a)(i), but excluding those specified in Schedule 2.01(a)(ii);

         (b) the Inventory and parts relating to the Imagyn Products, which shall be in amount valued at no less than $8.394 million, subject to and including reserves for obsolete, slow-moving and any other impairments of value with such reserves valued at $4.161 million, as provided for in Section 5.01(q) and Section 7.09, and product prototypes and developments, samples, demonstration units, product labels and packaging materials, as well as obsolete inventory and raw material;

         (c) the technology and know-how related to the manufacture of the Imagyn Products, including documents reflecting the current manufacturing process;

         (d) the  records  related  to the  Imagyn  Products  and the  Purchased
Assets;

         (e) the patents, applications for patents, utility model registrations, design patents, patent continuations and extensions that are related to the Business as conducted on the Closing Date, including the Intellectual Property identified on the attached Schedule 1.05;

         (f) the customer purchase orders to the extent related to the Imagyn Products, the Purchased Assets or the Business issued to Imagyn in the ordinary course of business;

         (g) the rights of Imagyn relating to the leases, contracts and written agreements related to the sales and manufacture of the Imagyn Products, the Purchased Assets or the Business as conducted on the Closing Date, including customer lists and sales tracings, to the extent transferable (all non-assignable contracts are identified in Schedule 2.01(g)), with Imagyn being required to undertake all commercially reasonable efforts, at its own expense, to secure the assignment or transfer of all such agreements;

         (h) any registered or unregistered trademarks including the Richard Allan name or mark, except

         (i) with respect to certain products distributed domestically and in Europe by Aspen Surgical Products, Inc., and (ii) the trade name Richard Allan Scientific, in both cases as further specified on Schedule 2.01(h), (and the goodwill of the business in which any such trademarks are used and which is symbolized by said trademarks), copyrights, CE marks, patent licenses and trade secrets that are related to the Business as conducted on the Closing Date owned, licensed or used by Imagyn to the extent transferable by Imagyn, with Imagyn being required to undertake all commercially reasonable efforts, at its own expense, to secure the assignment or transfer of all such agreements, trademarks and other matters to Buyer following the Closing; (i) all documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by Imagyn and to the extent that they are used in connection with the Business, whether such properties are located on Imagyn's business premises or on the business premises of Imagyn's suppliers or customers, including, without limitation, all personal computers, work stations, terminals, software programs (including both source and object codes) and related documentation for software to the extent used in or developed for support of the Business and all master device records;

         (j) All (i) patterns, plans, designs, research data, trade secrets and other proprietary know-how, formulae and manufacturing processes, commercially practiced processes and inventions, in each case whether or not patentable in any jurisdiction and (ii) operating manuals, drawings, technology, manuals, data, records, procedures and research and development records, and any right to use or exploit any of the foregoing, in each case to the extent that they relate to the Business on the Closing Date;

         (k) Imagyn's warranty repair reserve, its reserve for product returns and/or allowances and amounts relating to prepaid sales and deposits related to sales;

         (l) The release and covenant not to sue provided by United States Surgical Corporation to Imagyn Medical Technologies California, Inc., as well as the concurrent obligations and rights, as set forth in a Settlement Agreement dated as of September 29, 1999;

         (m) All marketing, labelling, printed materials, including materials for displays at tradeshows;

         (n) All notebook or other computers used by the sales force or otherwise related to the Endocap Program or otherwise related to or used in the Business; and

         (o) The website text, graphics and images relating to the Imagyn Products.

2.02     Excluded Assets.
         ---------------

         The  following  assets of the Business are excluded  from the Purchased
Assets: (i) cash; (ii) accounts receivable; (iii) accounts payable; (iv) corporate minute books of Imagyn; and (v) any items listed in Schedule 2.01(a)(ii).

2.03     No Assumption of Liabilities.
         ----------------------------

         Except as expressly set forth in Article IV and as contemplated by the indemnity provision set forth in Section 10.03 (a) (iv), it is understood and agreed that, other than the obligations for warranty claims relating to the Imagyn Products, CONMED assumes no liabilities as a result of this Agreement that existed prior to the Closing Date.

2.04     Trade Name and Trademark Restrictions.
         -------------------------------------

         It is understood and agreed that this Agreement does not constitute an agreement to transfer to the Buyer the right to use: (i) Imagyn names and/or marks, (ii) any Imagyn corporate logo alone, or (iii) any combination of any other mark or symbol with any of the marks in this section, except during the Transfer Period, or as provided for in this Section. Notwithstanding any other provision in this Agreement to the contrary, Buyer shall be entitled to continue to use the Imagyn corporate name, logo and any other mark for so long as such use may be required to maintain product registrations for the Imagyn Products, provided that CONMED shall have made reasonable efforts to obtain registrations for products without such trademark or trademarks, it being understood that reasonable efforts in any particular country shall require CONMED or its distributors to have filed for registration within six (6) months following Closing. In addition, with respect to Italy, CONMED shall be permitted to use the Imagyn trade name and mark, along with the Imagyn logo, for so long as the distribution agreement between CONMED and InnovaMedica srl remains in effect and to the extent reasonably necessary to maintain product registrations. Notwithstanding any other provision of this Agreement, CONMED agrees to indemnify Imagyn for any losses or claims as a result of Buyer's sale of products with the Imagyn mark, with CONMED's obligation to indemnify Imagyn under this section to end six (6) months following Buyer's last sale of product with the Imagyn mark, unless Imagyn can demonstrate that the specific product involved in a particular claim was sold by CONMED.

2.05     Retention of Certain Records.
         ----------------------------

         It is understood and agreed that Imagyn reserves the right to retain copies or written records for the purpose of defending any claims, losses, causes of action or lawsuits, including those related to the sale of the Imagyn Product Line and Articulating Technologies Products by Imagyn, and for the purpose of preparing any tax returns or financial statements or reports, provided that Imagyn shall maintain the confidentiality of such documents and shall promptly notify CONMED of any lawsuit or claim served upon Imagyn relating to the Business and/or records or documents.

                                   Article 3

                        Purchase Price and Other Payments

3.01     Purchase Price, Assignment and License Fee and Commission Payments.
         ------------------------------------------------------------------

         In consideration for the Purchased Assets, the Buyer agrees to pay to Imagyn one million three hundred thousand (1,300,000) shares of Conmed
Corporation common stock (the "Shares") (the "Purchase Price"), subject to adjustment as provided in Section 3.04, and further subject to the terms of this Agreement;

3.02     Allocation of Total Purchase Price.
         ----------------------------------

         It is understood and agreed by the parties that, except as hereinafter provided, the Purchase Price shall be allocated among the Purchased Assets in accordance with the attached Schedule 3.02, which Schedule is to be completed within 90 days after the Closing, and that said allocation will be used for state and federal tax purposes. Each party acknowledges that such allocation is consistent with the requirements of Section 1060 of the Internal Revenue Code 1986, as amended, and the regulations thereunder. Each party agrees (i) to jointly complete and separately file Form 8594 with its federal income tax return for the tax year in which the Closing Date occurs, and (ii) that such party will not take a position on any income, transfer or gains tax return before any governmental agency charged with the collection of any such tax or in any judicial proceeding, that is in any manner inconsistent with the terms of such allocation without the written consent of the other party. Notwithstanding anything to the contrary provided herein, neither party shall be bound by such allocation in the event the Internal Revenue Service or another tax authority successfully challenges the allocation.

         In the event of any challenge to such allocation by the Internal Revenue Service or another tax authority, the parties will give each other notice of the challenge and advise each other periodically of the status of such challenge and reasonably cooperate with each other with respect to such challenge.

3.03     Sales, Use and Transfer Taxes.
         -----------------------------

         The Seller shall be responsible for all sales, use and transfer taxes, deed taxes and recording fees, if any, in each case applicable to the sale and transfer of the Purchased Assets hereunder. If requested, the Buyer will furnish Imagyn at the Closing with properly executed exemption certificates, dated the Closing Date, relating to the Inventory, supplies and manufacturing equipment being transferred pursuant to this Agreement as to which Buyer is claiming an exemption from sales, use or other transfer taxes.

3.04     Purchase Price Adjustment - Inventory;
         -------------------------------------

         (a) In conjunction with the payment called for in Section 3.01, the Buyer shall be entitled to offset any other of its obligations owed to Imagyn in the transactions contemplated by this Agreement by an amount equal to the value by which the Inventory of Imagyn Products is at the Closing less than the amount provided for in Section 2.01(b), provided that any such shortage is greater than $100,000 (any shortage less than $100,000 is not subject to offset) but not greater than $400,000 in value (in which case the parties will renegotiate) with Buyer being entitled to withhold such amount for a period of up to thirty (30) days following the Closing or until the Parties shall have completed an inventory reconciliation relating to the Inventory of Imagyn Products. Any amount withheld or to be paid under this Section shall correspond, to the dollar, the amount by which the Inventory is less than or more than the amount specified in Section 2.01(b) , respectively.

         (b) Any disputes as to the reconciliation of Inventory shall be resolved pursuant to Section 11.12, with Buyer being entitled to withhold payment until such dispute, if any, shall be resolved.

3.05     Setoff Rights.
         -------------

         All payment terms under this Agreement or any related agreements are subject to setoff by CONMED and Imagyn.

                                   Article 4

                            Assumption of Liabilities
                            -------------------------

4.01     Assumption of Liabilities.
         -------------------------

         Subject to the terms and conditions thereof, and other than the indemnification obligation set forth in Section 10.03 (a) (iv), at the Closing, the Buyer shall assume and agree to carry out and perform only the following liabilities and obligations which have not been paid, performed or discharged prior to the effective time of the Closing by Imagyn:

         (a) Those obligations, and only those obligations, of Imagyn payable or performable after the Closing Date under any of the purchase orders for sales of Imagyn Products, leases, contracts, or written agreements included in the Purchased Assets and that are specified in Schedule 4.01(a);

         (b) All warranty obligations of Imagyn with respect to Imagyn Products sold on or prior to the Closing Date, as set forth in Imagyn's Standard Warranty Agreement and

         (c) Such other liabilities related to the Purchased Assets or the Business arising after the Closing.

         (d) The language of Section 4.01(a)-(c) notwithstanding, Buyer shall not be responsible for any taxes, liens or claims upon the Purchased Assets that arise from pre-Closing facts or circumstances. If any third party asserts any right arising under lien laws and/or federal, state, local or other tax laws, Imagyn shall be responsible to pay to Buyer, or Buyer may claim as a setoff, an amount equal to the asserted lien or tax obligation, which payment shall also be reflected in the adjustment to the Purchase Price contemplated by Section 3.04. Imagyn also agrees to complete any other documents necessary to show that Buyer did not assume assets with liens or outstanding tax obligations.

                                   Article 5

                         Representations and Warranties
                         ------------------------------

5.01     Imagyn Representations.
         ----------------------

         Imagyn hereby represents and warrants that, except as discussed in the attached disclosure schedules, as follows:

         (a) Organization of Imagyn. Each of the individual corporations named as Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

         (b) Authority of Seller. Imagyn has full corporate power and authority to execute, deliver and perform this Agreement and each of the Transaction Documents (as hereinafter defined) to be entered into by it at the Closing, and such execution, delivery and performance have been duly authorized by all necessary and proper corporate action of Imagyn. This Agreement has been duly executed and delivered by Imagyn, and (assuming due authorization, execution and delivery hereof by the Buyer) is the valid and binding obligation of Imagyn enforceable against Imagyn in accordance with its terms. Upon execution and delivery thereof by Imagyn at the Closing (and assuming due authorization, execution and delivery thereof by the Buyer, to the extent applicable), each of the Transaction Documents to be entered into by Imagyn at the Closing will be the valid and binding obligation of Imagyn enforceable against Imagyn in accordance with its terms.

         (c) Title to Purchased Assets. Except as set forth in Schedule 5.01(c) or elsewhere in this Agreement, Imagyn has or will have at the Closing title to the Purchased Assets, free and clear of all mortgages, liens, security interests, claims, tax liabilities, charges and encumbrances.

         (d) Contracts. The attached Schedule 5.01(d) lists, as of the date of this Agreement, all leases, contracts, agreements and commitments related to the Imagyn Products other than these IP agreements listed on Schedule 1.06, the Purchased Assets or the Business to which Imagyn is a party or by which Imagyn is bound and which involve payments of more than $10,000 per annum, excluding purchase orders issued by or to Imagyn in the ordinary course of business.

         (e) Brokers. With respect to the transactions contemplated by this Agreement, Imagyn has not dealt with or been contacted by any finder or broker and is not in any way obligated to compensate any such persons. To the extent that any broker or similar entity asserts any claim for fees, Imagyn agrees that it alone is liable for any commissions or other amounts that may be due as a result of this Agreement being consummated.

         (f) Intellectual Property. Imagyn has title to the patents, patent applications and utility model registrations listed in Schedule 1.05, and, to its knowledge, such patents are valid. In addition, such title is subject to or encumbered by the agreements listed in Schedule 5.01(c). To its knowledge, neither the Imagyn Products nor Imagyn's operations of the Business infringe, misuse or misappropriate any intellectual property rights not owned by or licensed to Imagyn, no third party has accused or otherwise suggested that the Imagyn Products or Imagyn's operations of the Business infringe, misuse or misappropriate any intellectual property rights not owned by or licensed to Imagyn, and no third party is infringing any intellectual property rights of Imagyn used in connection with the Business.

         (g) Compliance with Law. The Business is not in violation of any law, ordinance or regulation of any governmental entity, including, without limitation, environmental, occupational, employment, medical device, property or other laws and/or regulations, which violations reasonably could have a Material Adverse Effect. Moreover, Seller represents, warrants and agrees that this transaction has been negotiated at arms' length for fair market value. All governmental approvals, permits, licenses and other authorizations required in connection with the manufacture or sale of the Imagyn Products or in the conduct of any material aspect of the Business (collectively, "Authorizations") have been obtained and are in full force and effect and are being complied with in all material respects. Seller has not received any written notification of any asserted past or present violation, nor is it otherwise aware of violations, in connection with the conduct of the Business of any law, ordinance or regulation, which violation could have a Material Adverse Effect, or any written complaint, inquiry or request for information from any governmental entity relating thereto. Seller represents that none of the Products are currently subject to recall, none have been voluntarily recalled or removed, nor is Imagyn aware of any facts that would require a recall or that could support a finding that the products do not comply with the requirements for medical devices.

         (h) FDA and Foreign Regulatory Approval Status. Seller warrants that all Imagyn Products, including any accessories to be sold, are marketable, and currently are being marketed, in compliance with all material Food and Drug Act, Medical Device Directive and other legal requirements.

         (i) Completeness of Purchased Assets; Condition of Purchase Assets. The Purchased Assets constitute all assets that were used in the conduct of, or necessary to, the Business, particularly the manufacture and sale of the Imagyn Products, except those assets identified on Schedule 2.01(a)(ii) as the Excluded Assets. The Purchased Assets are, in all material respects, suitable for the uses for which they are presently used by the Business, in normal operating condition and free from any known significant defects, excepting ordinary wear and tear. With respect to the manufacturing equipment and tooling, on the Closing, Seller will provide to Buyer its most current maintenance schedule.

         (j) Financials. The financial statements provided by Seller and those attached hereto as schedule 5.01(j) are true and accurate in all material respects, have been derived from the books and records of Imagyn and have been prepared and maintained in accordance with Generally Accepted Accounting Principles ("GAAP")

         (k) Claims Status. Seller is unaware of any pending or threatened material claims that are being asserted other than those already disclosed, with respect to product liability, intellectual property, regulatory or other claims related to the Business.

         (l) Lender and Other Approval. Seller and each of the parties to this Agreement have consulted all of their lenders and shareholders whose consent is required, or any other persons, entity or constituency whose consent is required, and said lenders, shareholders, persons, entities and/or constituencies have indicated that they consent to this transaction.

         (m) Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Imagyn and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Imagyn, and no other proceedings on the part of Imagyn (including, without limitation, approval of the shareholders of Imagyn) are necessary to authorize the execution, delivery and performance of this Agreement.

         (n) Authority; No Breach. The execution, delivery and performance of this Agreement by Imagyn and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate or Articles of Incorporation or by-laws of Imagyn or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Imagyn or the Purchased Assets are bound or affected , , or any law, statute, rule or regulation or order, judgment or decree to which Imagyn, or the Assets, are subject.

         (o) Governmental Authorities; Consents. Except as expressly contemplated by this Agreement, Imagyn is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Imagyn in connection with its execution, delivery or performance of this Agreement or the transactions contemplated thereby.

         (p) Absence of Certain Developments. Since the date of the financial statement attached as Schedule 5.01(j), Imagyn has not, in each case, with respect to the Assets or the Business: (a) borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the ordinary course of business of the Business and (ii) liabilities under contracts entered into in the ordinary course of business of the Business; (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance ("Liens"), any of the Purchased Assets; (c) discharged or satisfied any Liens or paid any liability, other than current liabilities paid in the ordinary course of business of the Business; (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets of the Business or canceled any debts or claims, other than in the ordinary course of business of the Business; (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, CE marks, trade secrets or other intangible assets used in or held for use in the Business; (f) disclosed, to any person other than Buyer and authorized representatives of Buyer, any proprietary confidential information of the Business or otherwise related to the Purchased Assets, other than pursuant to a confidentiality agreement or other obligation to maintain confidentiality prohibiting the use or further disclosure of such information, which agreement or other obligation either has been identified to Buyer and is in full force and effect on the date or will be enforced by Imagyn (at Buyer's cost) for up to two years following the Closing upon the reasonable request for such enforcement by Buyer notwithstanding any other time requirements imposed by this Agreement; (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice; (h) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice; (i) suffered any material theft, damage, destruction or loss of or to the Assets or any property or properties owned or used by it in connection with the Business, whether or not covered by insurance; (j) made any single capital expenditure or commitment therefor in excess of $10,000; (k) made any loans or advances to, or guarantees for the benefit of, any persons such that the aggregate amount of such loans, advances or guarantees at any time outstanding is in excess of $10,000; or (l) agreed or committed to any of the actions referred to in clauses (a) through (k) above.

         (q) Inventory. All Inventory, other than inventory to be conveyed to Buyer that is subject to reserves or inventory subject to material review board review in amounts which are consistent with past practices and the ordinary course of business, consists of items of a quality and quantity usable and, with respect to finished goods only, salable at Imagyn's normal profit levels, in each case, in the ordinary course of the business. Imagyn has on hand such quantities of finished goods sufficient to meet the normal demand and operational requirements for each of the Imagyn Products and in an amount not less than the amount reflected in the Imagyn Surgical Condensed Balance Sheet as of April 30, 2001, as adjusted to reflect assets not being transferred. Imagyn has on hand, or has ordered, and expects timely delivery prior to Closing of such quantities of Raw Materials as are reasonably required timely to fill current orders on hand with respect to each product sold by the Business that require delivery within 60 days and to maintain the manufacture and shipment of products at its normal level of operations. As of the date of the Imagyn Surgical Condensed Balance Sheet as of April 30, 2001, as adjusted to reflect assets not being transferred, attached hereto as Schedule5.01(j), the values at which such inventory is carried on the Latest Balance Sheet have been determined in accordance with GAAP consistently applied.

         (r) Contracts and Commitments. (a) Schedule 5.01(r) lists the following contracts, commitments or binding understandings, whether oral or written, to which Imagyn is a party, which are currently in effect and which relate to the operation of the Business or the Assets: (i) Each confidentiality agreement, non-compete agreement or any contract that would prohibit Imagyn or Buyer from freely engaging in Business or in the manufacture, sale or distribution of the Imagyn Products anywhere in the world; (ii) Each agreement not made in the ordinary course of the conduct of the Business; (iii) Each agreement not otherwise discussed to which Imagyn or any affiliate is a party or which has, or may have, a material effect on the Business; and (iv) Each agreement relating to the sale, license or development of any Purchased Asset, except for purchase orders, but including any and all EndoCap Agreements (b) Imagyn has performed all material obligations required to be performed by it in connection with the contracts or commitments listed on any of the Schedules to this Agreement or otherwise required to be disclosed and are not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; Imagyn has no present expectation or intention of not fully performing any material obligation pursuant to any such contract or commitment, and Imagyn has no knowledge of any breach or anticipated breach by any other party to any such contract or commitment. (c) Ten (10) days prior to the Closing of this Agreement, Buyer will have been supplied with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, listed on any of the Schedules to this Agreement, together with all amendments, waivers or other changes thereto.

         (s) Litigation. Except as set forth in Schedule 5.01(s), there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Imagyn, threatened against Imagyn, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, court, agency or instrumentality, domestic or foreign, which (i) relate to the Business or the Assets

         (including but not limited to bankruptcy filings by or against Imagyn), or (ii) seek to enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement, and there is no reasonable basis known to Imagyn for any of the foregoing. Nor is Imagyn aware of any facts that could result in a finding that Imagyn Products are subject to regulatory action or patent infringement or invalidity claims.

         (t) Customers and  Suppliers.  Schedule  5.01(t) lists the  twenty-five
(25) largest domestic and international customers, and twenty-five (25) largest suppliers of Imagyn relating to the Business for the most-recent fiscal year and for the six-month period ended March 31, 2001, and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases attributable to such customer or supplier for each such period. Since January 1, 2001, no customer or supplier of the Business listed on Schedule 5.01(t) has indicated that it will stop or materially decrease the rate of business done with Imagyn, nor is Imagyn aware of any collection matters relating to such customers except as disclosed on such Schedules. Schedule 5.01(t) also lists any customers which regularly receive scheduled shipments of any of the Imagyn Products.

         (u) ISO 9001 Certification. Imagyn represents and warrants that Imagyn's facilities used in connection with the Business are ISO 9001 certified and comply with all requirements for such ISO 9001 certification.

         (v) Due Diligence Responses. Imagyn represents and warrants that its responses to due diligence requests have been true, accurate and complete in all material respects.

         (w) Utility Accounts Current. Imagyn is current with payments due any and all companies supplying utilities (electricity, gas, water, etc.) to the facility in Richland, Michigan, and will remain so through Closing and throughout the term of the Supply Agreement (as hereinafter defined).

         (x) Vendor Accounts Current. Imagyn's accounts with vendors to the Business are current, and will remain so during through Closing and throughout the term of the Supply Agreement.

(y)      Securities Related Representations.
         ----------------------------------

         (i) Imagyn: (A) understands that the Shares have not been registered under the Securities Act or under any state securities law or blue sky law of any jurisdiction ("Blue Sky Law") and that the Shares are being offered and sold in reliance upon federal and State exemptions for transactions not involving a public offering; (B) is an "accredited investor" as that term is defined under Rule 501 promulgated under the Securities Act; (C) has received the Conmed SEC Documents (as hereinafter defined) and has had the opportunity to obtain additional public information as desired in order to evaluate the merits and risks inherent in holding the Shares; (D) is able to bear the economic risk in holding the Shares; and (E) is acquiring the Shares solely for investment and not with a view to the distribution or resale thereof; (F) has conducted its own due diligence investigation of the shares and Conmed Corporation, and acknowledges that it has been provided with no non-public information concerning Conmed Corporation's financial condition or performance. The term "solely for investment" used in this Section has the meaning given to that term for purposes of determining the availability of an exemption from registration under Section 4(2) of the Securities Act.

         (ii) Imagyn will not sell, assign, transfer or otherwise dispose of the Shares without registration under the Securities Act and under applicable Blue Sky Law unless an exemption from registration thereunder is available, and provided further that such transferee has consented in writing to the restrictions set forth in this Section. Imagyn acknowledges the stock certificates evidencing such Shares will bear a legend to the effect of the foregoing.

         Imagyn agrees that: (1) it will not sell, transfer, assign, encumber or enter into any transaction involving the Shares for 90 days following the Closing (the "Lock-up Period") unless it shall have received the prior written consent of CONMED, which will not be unreasonably withheld; and (2) following the Lock-up Period, Imagyn, or any transferee of Imagyn, will not sell or otherwise transfer more than twenty percent (20%) of the Shares in any 60 day period (the "Transfer Restriction"), except with respect to block sales in private transactions where any transferee of Imagyn or financial intermediary counter-party to such transaction agrees to be bound by the Transfer Restriction.

5.02     Buyer Representations.
         ---------------------

         The Buyer hereby represents and warrants as follows:

         (a) Organization of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

         (b) Authority of Buyer. The Buyer has full corporate power and authority to execute, deliver and perform this Agreement and each of the Transaction Documents to be entered into by it at the Closing, and such execution, delivery and performance have been duly authorized by all necessary and proper corporate action of the Buyer. This Agreement has been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery hereof by Imagyn) is the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms (except as such enforceability may be limited by bankruptcy, reorganization, insolvency moratorium and other similar laws affecting creditors' rights generally or by general principles of equity). Upon execution and delivery thereof by the Buyer at the Closing (and assuming due authorization, execution and delivery thereof by Imagyn, to the extent applicable), each of the Transaction Documents to be entered into by the Buyer at the Closing will be the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms (except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity).

         (c) Brokers. With respect to the transactions contemplated by this Agreement, the Buyer has not dealt with or been contacted by any finder or broker and is not in any way obligated to compensate such persons.

         (d) Conmed Shares. The Shares have been authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and be fully paid and non-assessable and the issuance thereof is subject to any preemptive or other similar right.

         (e) Securities and Exchange Commission Filings. Conmed has made available to Imagyn (i) Conmed's annual report on Form 10-K for its fiscal years ended December 31, 1999 and December 31, 2000; and (ii) all of its other reports, statements, schedules and registration statements filed with the SEC pursuant the Exchange Act since December 31, 1999 (the documents, as, referred to in this Section collectively, the "Conmed SEC Documents"). As of its filing date, each Conmed SEC document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except as the same may have been corrected, updated or superceded by means of a subsequent filing with the SEC.


         (f) Private Offering. Based on the representations set forth Section 5.01(z), the offer, and delivery to Imagyn pursuant to the terms of this Agreement of the Common Stock Consideration is exempt from under the Securities Act.

                                   Article 6

                              Conditions to Closing
                              ---------------------

6.01     Conditions to the Buyer's Obligations.
         -------------------------------------

         The obligations of the Buyer to be performed at the Closing shall be subject to the satisfaction or the waiver in writing by the Buyer at or prior to
the Closing of the following conditions:

         (a) Each of the representations and warranties of Imagyn contained in this Agreement shall be true in all material respects as of the Closing with the same effect as though such representations and warranties have been made as of the Closing, except for any variations therein resulting from actions contemplated or permitted by this Agreement, and each of the covenants to be performed by Imagyn at or before the Closing pursuant to the terms hereof shall have been duly performed in all material respects. The Buyer shall have been furnished with a certificate of Imagyn, executed on its behalf by an appropriate officer of Imagyn and dated the Closing Date, certifying to the foregoing effects.

         (b) No action, suit or proceeding by any governmental authority shall be pending against the Buyer or Imagyn which seeks to prevent the consummation of the transactions contemplated by this Agreement, and no injunction or order for any court or administrative agency of competent jurisdiction shall be in effect which restricts or prohibits the consummation by the Buyer or Imagyn of the transactions contemplated by this Agreement.

         (c) Imagyn and Buyer shall have executed a Registration Rights Agreement in the form of Schedule 6.01(c) (the "Registration Rights Agreement").

         (d) Imagyn and Buyer shall have executed a Supply Agreement in the form of Schedule 6.01(d);

         (e) Buyer shall have received from Imagyn:

         (i) A Bill of Sale in the form of Schedule 6.01(e)(i);

         (ii) Certificates of Good Standing, as to each corporate entity involved in the transaction contemplated by this Agreement;

         (iii) Certified copies of Imagyn's corporate resolutions and those of each corporate entity involved in the transaction contemplated by this Agreement authorizing the transactions contemplated hereby;

         (iv) UCC-3 lien releases and any other documents reasonably requested by Buyer to reflect that the Purchased Assets are free of liens, claims or security interests, as well as such other documents as Buyer may reasonably require for precautionary filings to provide notice of Buyer's ownership of the Purchased Assets, or as Buyer's lenders may reasonably require to establish their security interests in such Purchased Assets;

         (v) An opinion from Imagyn's counsel, in a form reasonably acceptable to Conmed, as to the authority of Imagyn to enter into this Agreement;

         (vi) Access to and/or an assignment of the right to market, sell and distribute the Imagyn Products under the CE certification issued to Imagyn, and access to the sterilization provider used by Imagyn for the Imagyn Products, on at least as favorable terms, during the Transfer Period or as CONMED may reasonably require;

         (vii) An assignment of the release and covenant not to sue referred to in Section 2.01(l), together with proof that any required notice to United States Surgical Corporation has been provided; and

         (viii) Signed customer  notification letters in the form referred to in
         Section 7.14.

         (f) CONMED shall have received an executed written agreement, in form and substance reasonably acceptable to CONMED, from the Inventors to the effect that any licensed Intellectual Property included in the Intellectual Property or covered by the Intellectual Property Agreement(s) may be and is/are assigned to CONMED.

         (g) CONMED shall be satisfied, which shall be determined in its sole discretion, with further due diligence review concerning, among other things, the patents relating to the Imagyn Products and inventory levels.

         (h) With respect to the Business and the Purchased Assets, no event which would encompass a Material Adverse Effect shall have occurred, since January 1, 2001.

         (i) Imagyn shall have  delivered to CONMED  Inventory,  as set forth in
Section 7.09, which CONMED shall verify on the day prior to the Closing, which Inventory shall not be less than the value set forth in Section 2.01(b), such value being measured according to the cost of manufacture.

         (j) All of Imagyn's accounts with CONMED and any of its Affiliates (as hereinafter defined) shall have been said in full on or before the Closing.

         (k) The parties shall have reached a mutually acceptable agreement with respect to the Klieman License.


6.02     Conditions to Obligations of Imagyn.
         -----------------------------------

         The obligations of Imagyn to be performed at the Closing shall be subject to the satisfaction or the waiver in writing by Imagyn at or prior to the Closing of the following conditions:

         (a) Each of the representations and warranties of the Buyer contained in this Agreement shall be true in all material respects as of the Closing with the same effect as though such representations and warranties had been made as of the Closing, except for any variations therein resulting from actions contemplated or permitted by this Agreement, and each of the covenants to be performed by the Buyer at or before the Closing pursuant to the terms hereof shall have been duly performed in all material respects. Imagyn shall have been furnished with a certificate of the Buyer, executed on its behalf by an appropriate officer of the Buyer and dated the Closing Date, certifying to the foregoing effects.

         (b) No action, suit or proceeding by any governmental authority shall be pending against the Buyer or Imagyn which seeks to prevent the consummation of the transactions contemplated by this Agreement, and no injunction or order of any court or administrative agency of competent jurisdiction shall be in effect which restricts or prohibits the consummation by the Buyer or Imagyn of the transactions contemplated by this Agreement.

         (c) Imagyn shall have received an opinion from CONMED's in-house counsel as to the authority of CONMED to enter into this Agreement.

         (d) Buyer shall have executed all documents required by this Agreement.

                                   Article 7

                               Certain Agreements
                               ------------------

7.01     Conduct of Business; No Material Adverse Change.
         -----------------------------------------------

         Except as expressly contemplated by this Agreement, from the date hereof until the Closing, Imagyn will conduct the Business in the usual and ordinary course. Imagyn specifically agrees that it will not (i) enter into any agreements with respect to the Business that are less favorable than contracts currently in place, (ii) enter into new contracts without the prior written consent of Buyer, (iii) give away or commit to give away any products or services associated with the Business without the prior written consent of Buyer
(iv) offer or provide its products to customers, distributors or others in any special incentive pricing packages, including any bundled sales of the Products with other medical or other products, except as may be necessary to meet competitive pricing in the markets for the Product being sold as part of the Business and only then after receiving proof of approval from Buyer; (v) offer discounted pricing or free products in connection with any effort to sell other Imagyn products; (vi) cancel, terminate, rescind or allow to lapse any insurance policy relating to the Business, unless it is simultaneously replaced with a policy with equal or more coverage for the same or less premium; (vii) ship or deliver any products to customers or distributors any sooner or in amounts that are greater than would be the case in the ordinary course. Imagyn agrees that it will make all commercially reasonable efforts to maintain the Business at its current levels up to and through Closing, and that there will be no Material Adverse Change in the Business prior to and up to the Closing.

7.02     Unassignable Contracts.
         ----------------------

         Notwithstanding anything to the contrary stated in this Agreement, if any Contract cannot be assigned to or assumed by the Buyer without the approval, consent or waiver of another party thereto, and such approval, consent or waiver has not been obtained at or prior to the Closing, then (i) such Contract shall not be assigned to or assumed by the Buyer at the Closing, (ii) Imagyn and the Buyer shall, if such approval, consent or waiver is obtained following the Closing, promptly thereafter execute all documents necessary to complete the assignment and assumption of such Contract (at Buyer's expense), and (iii) unless and until such approval, consent or waiver is obtained and such assignment and assumption occurs, Imagyn shall hold the benefits and privileges of such Contract arising after the Closing Date in trust for the Buyer and the Buyer will indemnify and hold harmless Imagyn against and with respect to all obligations of Imagyn payable or performable after the Closing Date under such Contract. Each of Imagyn and the Buyer agrees to use reasonable efforts to promptly obtain all approvals, consents and waivers from third parties to the Contracts which are necessary to permit the Contracts to be assigned to and assumed by the Buyer, provided that neither Imagyn nor the Buyer shall be obligated to make any payment or offer or grant any accommodation (financial or otherwise) in exchange for any such approval, consent or waiver.

7.03     Removal of Imagyn Trade Names.
         -----------------------------

         Within a reasonable period of time but no later than one (1) year after the end of the Transfer Period, the Buyer shall remove all trade names and trademarks of Imagyn not included in the Purchased Assets from all assets transferred to the Buyer hereunder; provided, however, that it is understood and agreed the Buyer need not remove the Imagyn mark from Inventory transferred as part of this Agreement.

7.04     Record Retention.
         -----------------

         The Buyer shall retain all business files and documents included in the Purchased Assets for a period of five (5) years after the Closing Date, and the Buyer shall make available to Imagyn any such records for inspection and copying, upon reasonable notice from Imagyn.

7.05     [Intentionally Blank]

7.06     Further Assurances.
         ------------------

         For a period of five (5) years following the Closing Date, Imagyn shall promptly execute, acknowledge and deliver any further assignments, conveyances and other instruments of transfer reasonably requested by Buyer and necessary to effectuate the transfer of title to the Purchased Assets to Buyer and, at Buyer's expense, will take any other action consistent with the terms of this Agreement that may be reasonably be requested by Buyer for the purpose of assigning, transferring, granting, and confirming ownership in or to buyer, or reducing to Buyer's possession, any or all of the Purchased Assets.

7.07     Product Liability Claims.
         ------------------------

         Imagyn will assist Buyer with the defense of any and all future product liability actions, and will make reasonably available any retained employees to assist in the defense of any such actions, with Buyer being responsible only for out-of-pocket travel expenses, if any, incurred by such Imagyn employees therewith.

7.08     Imagyn's Non-Competition Agreement.
         ----------------------------------

         For a period of five (5) years following the Closing Date, neither Seller, nor any of the Affiliates of the Seller shall sell directly or indirectly anywhere within the United States or U.S. territory and any foreign country any products that compete with any of the Imagyn Products being sold in this Agreement. If at the time of enforcement of this Section, the court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area, but in no event in excess of the stated duration, scope or area. In an action in law or in equity for breach or enforcement of this Section brought in any court having competent jurisdiction over the parties to such an action, the prevailing party shall be entitled to recover from the other party or parties its reasonable attorneys fees, costs and expenses associated with prosecuting or defending such an action to its final disposition (including final dispositions by summary adjudication, judge or jury verdict or final appeal).

7.09     Delivery of Inventory.
         ---------------------

         Imagyn agrees to deliver to Buyer upon Closing, Inventory of Imagyn Products in an amount equal to or greater than the amounts referred to in
Section 2.01(b)as provided in the April 30, 2001 Condensed Balance Sheet as adjusted to reflect assets not being purchased, attached hereto as Schedule 5.01(j) which Imagyn represents and warrants to be a true and accurate statement of finished goods inventory relating to the Imagyn Products as of that date compiled in accordance with GAAP.

7.10     Misdirected Payments.
         --------------------

         The parties anticipate that certain third parties, including customers and vendors, may misdirect payments or goods to Seller rather than to Buyer. Seller agrees to notify and to forward to Buyer promptly any such misdirected payments or goods. Likewise, Buyer agrees to forward to Seller any payments misdirected to Buyer.

7.11     Vendor Assignments or Assistance.
         --------------------------------

         Seller shall assist Buyer in transferring or assigning, or entering into supply agreements with vendors or with Imagyn or its affiliates, as Buyer may reasonably require.

7.12     Agreement Not To Solicit Offers.
         -------------------------------

         Imagyn agrees that it will not solicit any offers from other companies for the Business, and further agrees that it shall not enter into or conduct any discussions with any other prospective purchaser of the Business, and that it will deal exclusively with Buyer for the purchase of the Business, for so long as this Agreement remains in effect.

7.13     Transition Assistance.
         ---------------------

         Imagyn will provide CONMED with reasonable assistance, at Buyer's cost, with the manufacture of the Imagyn Products, and the relocation of manufacturing to Buyer's facilities, for up to nine (9) months following the Closing, including making available to CONMED the Key Employees, to the extent still employed by Imagyn, with Buyer responsible for reasonable travel expense and any applicable overtime pay (only) for such Imagyn employees. Imagyn shall provide transition assistance, including such assistance as is set forth on Schedule 7.13, during the Transition Period or as CONMED may reasonably request. In addition, and without limiting the foregoing, Imagyn shall permit CONMED, or cause CONMED to be permitted, to use Imagyn's CE mark for the Imagyn Products pending CONMED's receipt of permission to apply the CE mark to the Imagyn Products as manufactured by CONMED, and shall permit CONMED, or cause CONMED to be permitted, to contract with Imagyn's third party sterilizer on terms at least as favorable as those provided to Imagyn until CONMED shall have validated its own sterilization process. Moreover, Imagyn shall provide assistance by providing access to buildings on weekends if requested by Buyer, and shall be responsible to the extent required, for moving its own equipment or scheduling production so as to permit Buyer to remove the Purchased Assets upon Buyer's request, provided that Buyer shall have provided reasonable notice, it being understood that Imagyn shall not be required to maintain the Michigan building for more than two weeks following the termination of the Supply Agreement for warehousing or other purposes for Buyer.

7.14     Customer Notification Letter.
         -----------------------------

         Promptly following the Closing, Imagyn and/or CONMED shall send a letter to customers of the Business informing customers that Buyer has purchased the Business of Seller. Said letter shall be substantially in the form of the letters attached hereto at Schedule 7.14.

7.15     Post-Closing Customer Referrals.
         -------------------------------

         The parties anticipate that after the Closing, customers may communicate with Seller seeking to purchase products of the Business. For a period of twenty-four (24) months following the Closing Date, Seller shall use reasonable efforts to notify those customers that said products are available from Buyer.

7.16     Due Diligence and Other Cooperation.
         -----------------------------------

         Imagyn shall cooperate with, and respond fully to, CONMED's reasonable due diligence requests from the date of the execution of this Agreement through Closing, and will also cooperate with other requests for reasonable assistance with the transfer during the period between the execution of this Agreement and Closing by, among other things, assisting with training for marketing and sales personnel, with CONMED being responsible for reasonable travel expense, if any, incurred by personnel of Imagyn who may conduct such training.

                                   Article 8

                                    EMPLOYEES
                                    ---------

8.01     Employment Offers.
         -----------------

         (A) Buyer shall be under no obligation to offer employment to any of Imagyn's manufacturing or Michigan employees, although Buyer shall have the option to offer employment to those  employees whom Buyer shall identify  within twenty
(20) days of the execution of this Agreement, in Schedule 8.01(a). In addition, Buyer agrees to offer employment or to cause an affiliated entity to offer, as of the Closing Date, to those persons employed by Imagyn in connection with the Business purchased and whose names are listed on Schedule 8.01(b) (such persons listed on Schedule 8.01(b) to be referred to hereinafter as the "Business Employees"). Imagyn agrees to exercise reasonable efforts to encourage all Business Employees who are offered employment by Buyer, or Buyer's affiliate, to accept such offers of employment. Those Business Employees who accept employment with Buyer or Buyer's affiliate, pursuant to this Agreement shall be referred to as "Transferred Employees". Business Employees of Imagyn who are on long-term disability as of the Closing Date will remain employees of Imagyn. Should any Transferred Employee who is absent from work on the Closing Date due to a short-term disability remain absent long enough to qualify for benefits under the long-term disability plan of Buyer or Buyer's affiliate, Imagyn shall reimburse Buyer for its cost of providing benefit coverages to such Transferred Employee for as long as such Employee continues to receive long-term disability benefits under the long-term disability plan of Buyer or Buyer's affiliate

         (B) Imagyn shall remain responsible for the employment of all Imagyn employees who are employed by Imagyn at its Richland, Michigan facility, subject to Buyer's indemnification obligation in Section 10.03 (c).

8.02     Benefits.
         --------

         From and after the Closing Date, Buyer, or an affiliate of Buyer, will provide coverage and benefits to the Transferred Employees under the pension and welfare benefit plans covering its employees, and Imagyn shall have no responsibility therefor on and after such date (except for payment of any amounts incurred or accrued but not yet due, such as workmen's compensation and other employment-related claims to the extent related to pre-Closing matters, or commission except to the extent that accrued commissions are paid as part of
Article 2 to Buyer,). Except as provided in Section 8.04, Imagyn shall remain responsible to the Transferred Employees for all benefits accrued pursuant to Imagyn compensation and benefit plans prior to the Closing Date and commissions, expenses and bonuses payable under the provisions of such plans (except to the extent transferred to Buyer under Article 2), and Buyer assumes no liability or obligation to provide coverage for any pre-Closing benefits or liabilities.

8.03     Group Health Plans.
         ------------------

         Buyer will cause the group health benefit plans for the Transferred Employee, to (i) waive any exclusions for pre-existing conditions affecting Transferred Employees and their eligible family members, and (ii) recognize any out-of-pocket medical and dental expenses incurred by Transferred Employees and their eligible family members during 2001, but prior to the Closing Date, for purposes of determining their deductibles and out-of-pocket maximums under the plans of Buyer or its affiliate.

8.04     Vacation Benefits.
         -----------------

         From and after the Closing Date, the Transferred Employees will be covered by and begin accruing benefits under the vacation plan of Buyer or its affiliate. Buyer's vacation plan shall recognize all of the Transferred Employees' years of service with Imagyn for the purpose of determining their future vacation benefits. On or immediately following the Closing Date, Imagyn will (i) pay in cash to the Buyer, the amount of their accrued and unused vacation benefits under Imagyn's vacation plan through the Closing Date, and
(ii) provide Buyer with a list of Transferred Employees and the days of unused vacation benefits for which Buyer shall receive payment from Imagyn. During the remainder of 2001, Buyer, or it affiliate, will cause its vacation plan to permit the Transferred Employees to take paid absences equal in time to the number of days of unused vacation benefits for which Buyer shall have received payment from Imagyn.

8.05     Service Credit.
         --------------

         Buyer shall cause the pension and welfare benefit plans to be provided for the Transferred Employees to recognize all of the service that the Transferred Employees completed with Imagyn for purposes of determining their eligibility to participate in, eligibility for benefits under, and vesting in accrued benefits. Accrual of benefits under such plans shall commence on the date of Closing.

8.06     Non-Solicitation.
         ----------------

         Imagyn agrees not to seek to hire, or to hire, any Transferred Employee, except as may be permitted with Buyer's prior written consent or in the event Buyer terminates the employment of such Transferred Employee, for a period of two (2) years following the Closing Date.

                                    Article 9

                                     Closing
                                     -------

9.01     Closing Date.
         ------------

         The closing of the purchase and sale of the Business and the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement (the "Closing") shall take place on July 2,2001, at the offices of Sullivan & Cromwell in New York City, at 10:00 a.m., or, if the conditions to Closing set forth in Article VI shall not have been satisfied or waived by the appropriate party by such time of day on such date, at the same time of day on the first business day to occur following the date on which all of the conditions to Closing set forth in Article VI shall have been satisfied or waived as provided therein (subject to the provisions of Section 11.01), or at such other date, place or time as the Buyer and Imagyn may agree upon in writing. The date on which the Closing shall be required to occur, as determined in accordance with this Section 9.01, is herein referred to as the "Closing Date". The Closing shall be deemed to have become effective as of the start of business on the Closing Date.

9.02     Closing Deliveries.
         ------------------

         (a) Imagyn agrees to deliver to the Buyer at the Closing such bills of sale, assignments and other instruments of transfer (excluding transfer of Intellectual Property or IP Agreements), in form and substance reasonably satisfactory to the Buyer, as shall be necessary or appropriate to effect the conveyance to the Buyer of the Purchased Assets, duly executed by Imagyn, as well as a certificates of good standing and certified corporate resolutions.

         (b) The Buyer agrees to pay or deliver, as the case may be, to Imagyn at the Closing the following:

         (i) the Purchase Price and appropriate stock certificate paid in the manner provided in Section 3.01;
         (ii) Certificate of Good Standing; and
         (iii) Certified Corporate Resolutions.

         (c) The certificates, instruments and documents executed and delivered by the parties at the Closing pursuant to this Agreement are herein collectively referred to as the "Transaction Documents".

9.03     Post-Closing Deliveries.
         -----------------------

         Each of the Buyer and Imagyn will, at the request and sole cost and expense of the other such party, do, make, execute, acknowledge and deliver after the Closing all such other and further acts and instruments of conveyance, assignment, transfer, consent and assumption as the Buyer may reasonably require to confirm conveyance and transfer to the Buyer of any of the Purchased Assets or as Imagyn may reasonably required to confirm assumption by the Buyer of any of the Assumed Liabilities. Nothing contained herein shall be construed to require Imagyn to acquire any intellectual property license from any third party.

                                   Article 10

                                    Indemnity
                                    ---------

10.01    Survival.
         --------

         The representations and warranties of the Buyer and Imagyn herein or in any of the Transaction Documents shall survive the Closing, but, as to any claim, only for so long as the indemnification obligations under this Agreement with respect to such claim remain in force as provided in Sections 10.02 and 10.03, as the case may be.

10.02    Indemnity by Imagyn.
         -------------------

         (a) Imagyn hereby agrees to indemnify and hold harmless the Buyer against and with respect to any and all claims, losses, injuries, damages, deficiencies, liabilities, obligations, assessments, judgments, costs and expenses, including (except as otherwise expressly provided in this Agreement) costs and expenses of litigation and reasonable attorneys' fees ("Losses"), suffered or incurred by the Buyer to the extent caused proximately by:

         (i) any material breach of any representation or warranty of Imagyn contained in this Agreement;
         (ii) any material non-fulfillment of any covenant or agreement of Imagyn contained in this Agreement;

         (iii) any failure by Imagyn to pay taxes when due only to the extent that any such unpaid taxes may serve as the basis for a lien upon any of the Purchased Assets;

         (iv) (a) any product liability claim for death, personal injury, other injury to persons, property damage, loss or deprivation of rights, or other product liability claim (whether based on statute, negligence, breach of warranty, strict liability or any other theory) caused by or resulting from Imagyn Products sold by Imagyn prior to the Closing and
         (b) any recall of Imagyn Products sold by Imagyn prior to the Closing.

         (v) Any claim by United States Surgical Corporation, or its successors or assigns, that the U.S. Surgical Settlement was not assigned to Buyer or that the Imagyn Products infringe the patents referred to in Section
         1.14. Imagyn's indemnification obligation hereunder will also include, at CONMED's option, the obligation for Imagyn to defend Buyer and to seek to intervene in any suit involving claims by U.S. Surgical or its successors or assigns, to assert that the U.S. Surgical Settlement was assigned to Buyer as to the Imagyn Products, except to the extent that any such claim arises in a counterclaim in a suit brought by CONMED.

         (vi) Any claim by any employee, agent or other person that such employee, agent or other person is entitled to be employed by CONMED following the Closing as a result of foreign employment laws or regulations, including, without limitation, the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended.

         (b) The obligations of Imagyn under this Agreement to indemnify the Buyer with respect to any claim pursuant to clause (i) of Section 10.02(a) shall be of no force unless the Buyer has given Imagyn written notice of such claim prior to the eighteen (18) months after the Closing Date, except for certain claims listed in Section 10.02(d).

         (c) Notwithstanding anything to the contrary provided elsewhere in this Agreement, in no event shall Imagyn be liable to the Buyer for amounts payable under clause (i) of Section 10.02(a) unless and to the extent that until such amounts exceed in the aggregate $150,000.

         (d) Notwithstanding any language in this Agreement to the contrary, Imagyn shall have certain continuing obligations that will continue beyond the eighteen (18) month period including without limitation with respect to the representation that the Business is not in any violation of any law or regulation, as set forth in Section 5.01(j). This continuing duty shall include the obligation on the part of Imagyn to indemnify Buyer for all of Buyer's costs included with any recall of the Products that Buyer may be required, or requested to make, or that Buyer may deem appropriate because of the risk of non-marketability of the Products under the Food and Drug Act or other applicable laws.

         (e) Imagyn agrees on its own behalf, and on behalf of any successor, assign, or trustee appointed in respect of Imagyn, to indemnify and hold Buyer harmless from any claims that this transaction should be rescinded or otherwise the subject of any claim relating to the validity or finality of this Agreement.
(f) In no event shall Imagyn's liabilities to Buyer under Section 10.02 exceed the Purchase Price, which shall be calculated for these purposes as if the Stock were valued as being equal to the closing price of Conmed stock on NASDAQ on the execution date of this Agreement.

10.03    Indemnity by the Buyer.
         ----------------------

         (a) The Buyer hereby agrees to indemnify and hold harmless Imagyn against and with respect to any and all Losses suffered or incurred by Imagyn to the extent caused proximately by:

         (i) any material breach of any representation or warranty of the Buyer contained in this Agreement or in any of the Transaction Documents.
         (ii) any material non-fulfillment of any covenant or agreement of the Buyer contained in this Agreement or in any of the Transaction Documents.
         (iii) any claims which are brought against Imagyn as a result of the retention by the Buyer after the Closing of any assets transferred to the Buyer hereunder or Buyer's use of any trade names or trademarks of Imagyn not included in the Purchased Assets after the Closing as provided for in Section 2.04.
         (iv) fifty percent (50%) of the severance costs incurred by Seller in connection with the termination of the Imagyn employees within the

         Business pursuant to the previously disclosed severance policy of Imagyn, which is listed on Schedule 10.03.

         (b) Notwithstanding anything to the contrary provided elsewhere in this Agreement the obligation of Buyer under this Agreement to indemnify Seller with respect to any claim pursuant to Section 10.03(a) shall be of no force unless Seller has given Buyer written notice of such claim within eighteen (18) months after the Closing Date.

         (c) Notwithstanding anything to the contrary provided elsewhere in this Agreement, in no event shall Buyer be liable for amounts payable under the first clause of Section 10.03(a) until such amounts exceed $150,000.

10.04    Third Party Claims.
         ------------------

         In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third party against the indemnified party (a "Third Party Claim"), such indemnified party shall notify the other party (the "indemnifying party") in writing of the Third Party Claim, and deliver to the indemnifying party copies of all notices and documents accompanying or constituting the Third Party Claim, within ten business days after obtaining notice thereof; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure and except that the indemnifying party shall have been actually prejudiced as a result of such failure and except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim; provided, however that failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, which election must be made within 30 days after the indemnifying party receives notice of the Third Party Claim from the indemnified party, the indemnifying party will not be liable to the indemnified party for legal expenses incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right, but not the obligation, to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. If the indemnifying party has not assumed the defense of a Third Party Claim, the indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnified party shall cooperate in the defense or prosecution thereof with reimbursement by the indemnifying party only of reasonable out-of-pocket expenses of the indemnified party incurred in connection therewith. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent, which consent shall not be unreasonably withheld.

                                   Article 11

                                  Miscellaneous
                                  -------------

11.01    Termination.
         -----------

         This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing:

         (a) by the Buyer giving written notice to Imagyn, if Imagyn shall be in breach in any material respect of any representation, warranty or covenant contained in this Agreement (provided that no such termination shall occur unless the Buyer shall have given notice to Imagyn of such breach, specifying in reasonable detail the nature of such breach, and such breach shall not have been cured in all material respects within 30 days after such notice is given), or if the conditions set forth in Section 6.01 shall become impossible to fulfill other than for reasons totally within the control the Buyer and shall not have been waived in writing by the Buyer;

         (b) by Imagyn giving written notice to the Buyer, if the Buyer shall be in breach in any material respect of any representation, warranty or covenant contained in this Agreement (provided that no such termination shall occur unless Imagyn shall have given notice to the Buyer of such breach, specifying in reasonable detail the nature of such breach, and such breach shall not have been cured in all material respects within 30 days after such notice is given);

         (c) by mutual agreement of Imagyn and the Buyer;

         (d) by Imagyn or the Buyer giving written notice to the other such party, if the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereby shall not have been consummated by July 30, 2001, unless such failure shall be due to the failure of the party seeking to terminate this Agreement to perform or observe any covenants contained in this Agreement required to be performed or observed by such party at or before the Closing; and

         (e) by the Buyer, if there is any Material Adverse Effect on the Business. 11.02 Effects of Termination.

         If this Agreement is terminated pursuant to any of the provisions hereof, each of the parties hereto shall thereupon be released from all liabilities hereunder, except (i) liabilities for any default under this Agreement which shall have occurred prior to the effective date of such termination, (ii) all confidentiality obligations pursuant to the Agreement dated March 15, 2001, and (iii) obligations set forth in Sections 11.03 and 11.13.

11.03     [ Intentionally Blank ]

11.04    Dispute Resolution.
         ------------------

         (a) Any disagreement or dispute between the parties arising out of or related to this Agreement or the breach or making hereof (a "Dispute") shall be resolved in the manner provided in this Section 11.04. Should there develop any Dispute, either party may, by written notice to the other party, request that such Dispute be referred to the General Counsel of Imagyn and the General Counsel of the Buyer (the "Principals"), who shall negotiate in good faith to attempt to resolve the Dispute. No settlement reached under this Section 11.02(a) shall be binding on the parties until reduced to a writing signed on behalf of the parties by the Principals.

         (b) Should the procedure outlined in Section 11.04(a) fail to bring about a resolution of each outstanding Dispute within 30 days following the giving of the notice referred to therein, then the parties shall promptly initiate a voluntary, non-binding mediation conducted by a mutually-agreed mediator. Should the parties for any reason be unable to agree upon a mediator, they shall request the American Arbitration Association ("AAA") to appoint a capable mediator for them. The Buyer and Imagyn shall each bear one-half of the costs and expenses of the mediation and shall endeavor in good faith to resolve therein each outstanding Dispute. No settlement reached under this Section 11.04(b) shall be binding on the parties until reduced to a writing signed on behalf of the parties by the Principals.

         (c) Notwithstanding anything to the contrary provided in this Section 11.04, and without prejudice to the above procedures, either party may at any time, in connection with any Dispute, apply to a for temporary injunctive or other provisional judicial relief if in such party's sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the Dispute is otherwise resolved in accordance with this Section 11.04.

11.05    Expenses.
         --------

         Except as otherwise expressly provided herein, each party hereto shall pay its own legal, accounting and other expenses incident to the preparation of, and consummation of the transactions contemplated by, this Agreement

11.06    Titles.
         ------

         The titles of the Articles and Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

11.07    Entire Agreement.
         ----------------

         This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements.

11.08    Counterparts.
         ------------

         This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which shall constitute one and the same instrument.

11.09    Waivers, Consents and Amendments.
         --------------------------------

         Any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by such other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of either party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth herein. This Agreement may be amended only by an agreement, in writing, signed by the parties hereto.

11.10    Governing Law.
         -------------

         This Agreement shall be governed in all respects by, and construed under, the internal laws of the State of New York, without regard to any conflicts of laws principles

11.11    Waiver of Jury Trial.
         ---------------------

         Each of Imagyn and the Buyer acknowledges that the time and expense required for trial by jury exceed the time and expense required for a bench trial and hereby waive, to the extent permitted by law, trial by jury.

11.12    Resolution of Inventory Counting and Valuation Disputes.
         -------------------------------------------------------

         Any disputes regarding the counting of the Inventory will be resolved in good faith by the Buyer and Seller during such count or immediately following the completion of such count or following such adjustments as the case may be. Any dispute relating to the Inventory Balance or Purchase Price Adjustment not resolved by Buyer and Seller and their respective accountants within sixty (60) days after the Closing shall, upon written request by either Buyer or Seller, be referred to a nationally recognized accounting firm which shall be selected by and from a list of such firms which neither Buyer or Seller have had any business dealings during the three (3) year period preceding selection, or such other independent public accounting firms selected jointly by Buyer and Seller, for final resolution. Each party shall, within twenty (20) business days after submission of such dispute, deliver to such firm the information such party wishes to have considered by such firm in making its determination. Such firm shall present its determination and resolution of any such disputes within thirty (30) business days after the submission of such dispute to the firm. Buyer and Seller agree that the resolution reached by such firm shall be binding and conclusive between the parties. The fees of the accounting firm selected to resolve any such dispute shall be borne one-half by Seller and one-half by Buyer.

11.13    Special Damages.
         ---------------

         Buyer and Imagyn have each agreed to waive any right to receive punitive, consequential, special or indirect damages relating in any way to this Agreement or the purchase/sale of the Business and/or the Purchased Assets, irrespective of the legal theory asserted.

11.14    Severability of this Agreement.
         ------------------------------

         In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.15    Assignment.
         ----------

         This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, provided that this Agreement may not be assigned by either party without the prior written consent of the other party. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and nothing herein shall give or be construed to give to any person other than the parties any legal or equitable rights under this Agreement.

11.16    Notices.
         -------

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon delivery in person, or one day after the same shall have been sent by overnight messenger service, or three days after the same shall have been mailed by registered or certified mail, postage prepaid, return receipt requested, to the respective parties at the following addresses:

 If to the Buyer:  CONMED Corporation
                           310 Broad St.
                           Utica, New York 13501
                           Attention: President

          with copies to:           CONMED Corporation
                                    310 Broad Street
                                    Utica, New York 13501
                                    Attention: General Counsel

                                    Sullivan & Cromwell
                                    125 Broad Street
                                    New York, New York 10004
                                    Attention:  Robert W. Downes, Esq.


 If to Imagyn:             Imagyn Medical Technologies, Inc.
                           1 Park Plaza
                           Suite 1100
         Irvine, California 92614-5925
                           Attention: President

                           and copy to:      Imagyn Medical Technologies, Inc.
                                             1 Park Plaza
                                             Suite 1100
                                             Irvine, California  92614-5925
                                             Attention: General Counsel

                                             Morrison & Foerster
                                             19900 MacArthur Boulevard
                                             12th Floor
                                             Irvine, CA  92612
                                             Attention:  Tamara P. Tate, Esq.


11.17    Public Announcements.
         --------------------

         No press releases or public announcements regarding the terms of this Agreement shall be made by either party without the prior written approval of the other party (which approval shall not be unreasonably withheld), except as may be necessary, in the opinion of counsel for such party, to meet the requirements of any law or governmental regulation or any applicable exchange regulation (in which event the other party will be notified before, if practical under the circumstances, and after any action is taken thereon), or as may be necessary or appropriate in connection with a party's communications with its independent auditors and lenders.

11.18    Tax Treatment.
         -------------

         It is expressly understood and agreed that none of Imagyn, the Buyer or any of their respective officers or agents have made any warranty or agreement, express or implied, as to the tax consequences of the transactions contemplated hereby.

11.19    Specific Performance.
         --------------------

         Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the covenants contained in this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the covenants contained in this Agreement and to enforce specifically this Agreement and the covenants contained herein in any action properly instituted, in addition to any other remedy to which such other party may be entitled under this Agreement or at law or in equity.

11.20    Disclosures.
         -----------

         (a) Matters disclosed by Imagyn to the Buyer in this Agreement or the Schedules hereto are not necessarily limited to matters required to be disclosed by this Agreement. Any such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Matters disclosed by Imagyn to the Buyer in any provision of this Agreement or any Exhibit hereto shall be deemed to be disclosed with respect to each provision of this Agreement to the extent such provision requires such disclosure.

         (b) From time to time prior to the Closing, Imagyn will promptly supplement or amend the Schedules hereto with respect to any matter hereafter arising which would make any representation or warranty inaccurate if updated as of the Closing, or as is otherwise necessary to correct any information in such Exhibits or Schedules or in any representation or warranty of Imagyn. For purposes of determining the satisfaction of the condition set forth in Section 6.01(a) at or prior to the Closing and the accuracy of the representations and warranties contained in Section 5.01 if the Closing does not occur, the Exhibits hereto shall be deemed not to include any information contained in any subsequent supplement or amendment thereto. In addition, for purposes of determining whether the condition of 6.01(h) has been triggered, the Exhibits hereto shall be deemed not to include information contained in any subsequent supplement or amendment thereto.

11.21    Interpretation.
         ---------------

         In this Agreement:

         (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

         (b) the word "including" shall mean "including without limitation";

         (c) the word "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended;

         (d) the word "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof;

         (e) the word "business day" shall mean any day other than a Saturday, Sunday or a day which is a statutory holiday under the laws of the United States or the State of New York;

         (f) when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day which is a business day; and

         (g) all dollar amounts are expressed in United States funds.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed of the day and year first above written.

ATTEST:                IMAGYN MEDICAL, INC.

__________________     By: ___________________________________

                       Its: ___________________________________


ATTEST:                IMAGYN MEDICAL TECHNOLOGIES, INC.

___________________    By:
                           --------------------------------------

                       Its:
                           ---------------------------------------


ATTEST:                IMAGYN MEDICAL TECHNOLOGIES CALIFORNIA, INC.

___________________    By:
                          ----------------------------------------

                       Its:
                           ---------------------------------------

ATTEST:                MICROSURGE, INC.

____________________   By: ___________________________________

                       Its: ___________________________________

ATTEST:                DACOMED CORPORATION

_____________________  By ___________________________________

                       Its: ___________________________________

ATTEST:                CONMED CORPORATION

___________________    By:
                          -------------------------------------------------

                       Its:
                          ---------------------------------------

                             Schedules and Exhibits


--------------------------------------------------------------------------------

                  1.03        Imagyn Products

                  1.05        Intellectual Property Patents Trademarks

                  1.06        Intellectual Property Agreements

                  2.01(a)(i)  Included Assets

                  2.01(a)(ii) Excluded Assets

                  2.01(g)     Non-Assignable Contracts

                  2.01(h)     Non-Transferred Trademarks

                  3.02        Purchase Price Allocation

                              Registration Rights Agreement

                  4.01(a)     Assumed Liabilities

                  5.01(c)     Clouded Title

                  5.01(d)     Contracts Involving More Than $10,000 A Year

                  5.01(j)     Financials

                  5.01(r)     Contracts and Commitments

                  5.01(s)     Litigation

                  5.01(t)     25 Largest Customers and Suppliers; Scheduled
                              Shipments

                  6.01(c)     Registration Rights Agreement

                  6.01(d)     Supply Agreement

                  6.01(e)(l)  Bill of Sale

                  7.13        Transition Assistance

                  7.14        Customer Notification Letters

                  8.01(a)     Post-Closing Selected Employees

                  8.01(b)     Business Employees

                  10.03       Imagyn Severance Costs

                                  Schedule 1.03

                      Imagyn Products: Laparoscopic Devices


Product                                             Order No.
-------                                             ---------

DetachaPort Cannula                                  1-7001
                                                     1-7002
                                                     1-7003
                                                     1-7005
                                                     1-7006

Threaded Cannula                                     1-7007
                                                     1-7008
                                                     1-7009
                                                     1-7011
                                                     1-7012

DetachaPort Seal                                     1-7013
                                                     1-7044

DetachaPort UCSII (Universal Converter)              1-7045

DetachaPort Obturator & Seal Sets                    1-7016
                                                     1-7017
                                                     1-7018
                                                     1-7019
                                                     1-7020
                                                     1-7021
                                                     1-7024
                                                     1-7025
                                                     1-7026
                                                     1-7028

DetachaPort Open Entry Obturator                     1-7055
                                                     1-7056

DetachaPort Open Entry Trocar Wedge                  1-7057
                                                     1-7052

PortSaver Ghost Stick                                1-7042

PermaClip Endoscopic Clip Applier                    1-1082

PermaClip Cartridge                                  1-1081

DetachaTip Scissors                                  1-1003
                                                     1-1004
                                                     1-1013
                                                     8-1001
                                                     1-4301

DetachaTip Scissors(w/Tip Tracker)                   1-1021
                                                     1-1022
                                                     1-4306

DetachaTip Grasper                                   1-1008
                                                     1-1019
                                                     1-1028
                                                     1-4307
                                                     1-1014

DetachaTip Dissector                                 1-1009
                                                     1-1018
                                                     1-4308

DetachaTip Handle                                    1-1010
                                                     1-1015
                                                     1-1024

DetachaTip/DetachaPort (Instrument Tray)             1-1027

Excel Insufflation Needle                            RPN120
                                                     RPN150
                                                     DPN120
                                                     DPN150

Expose Retractor                                     MK0005
                                                     MC0005
                                                     KM0005
                                                     MK0010
                                                     MC0010

Accessories/Replacement Parts                        RS05
                                                     RS10
                                                     M0005A
                                                     MK0005B
                                                     MC0005B
                                                     KM0005B
                                                     M0010A
                                                     MK0010B
                                                     MC0010B

Director Thoracoscopic Clamp                         8-1011
                                                     8-1012
                                                     8-1013
                                                     8-1014

Knot Pusher                                          1-7041

Articulator 35(Endoscopic Stapler)                   4325
                                                     4335
                                                     TU4325
                                                     TU4335

Articulator 35 Cartridge                             4025
                                                     4035

Open Clip Applier                                    3522

Expose Inflatable Retractor                          IT0010

                                                     IU0010

Puncture Closure Device                              PCD10

Excel Insufflation Needle                            392
                                                     395

Exhale Lung Plication Clamp                          8-1009

Extract Specimen Bag                                 SB31110
                                                     SB51112
                                                     SB71112

Examine Cholangiography Catheter                     ECC01
                                                     PCC01

Bipolar Cable                                        5-1004
                                                     5-1005

Bipoligator (Bipolar Irrigating Grasper)             5-1002

MicroLap Gold Laparoscope                            ML-GOLD
                                                     VS-5000
                                                     VS-2280
                                                     VS-2350
                                                     VS-2240

MicroLap Access 3 Introducer                         MK-3500

MicroLap Access 3 Instruments                        MI-3120
                                                     MI-3140
                                                     MI-3300
                                                     IA-3000
                                                     MI-3000

MicroLap Access 2 Introducer                         LI-1500
                                                     MK-1500
                                                     VN-1500
                                                     VN-1510


MicroLap Access 2 Instruments                        MI-2100
                                                     MI-2120
                                                     MI-1800
                                                     MI-2200
                                                     MI-2300
                                                     MI-2400
                                                     MI-2000
                                                     IA-1000

MicroLap Bipolar Instruments                         BP-1000
                                                     BP-3000
                                                     BP-1500
                                                     BP-3500

MicroLap Monopolar Instruments                       MP-1010
                                                     MP-1020
                                                     MP-1030
                                                     MB-1000
                                                     MB-1001

Reposable Kits:                                      1-7040

Cholecystectomy                                      1-7101

LAVH/Lap Chole                                       1-7102

LAVH/Lap Appy                                        1-7103

Nissen                                               1-7104

LAVH                                                 37041

LAVH                                                 37040

Laparoscopic Appendectomy                            8535
                                                     8035
Reflex One Skin Stapler
                                                     8735
                                                     8635
Refllex TL Skin Stapler(w/tissue lift)
                                                     3031

Reflex Extractor

All Imagyn Products included in Schedule 1 to Supply Agreement
All Imagyn Products included in the Inventory as valued on the Balance Sheet and included in the Sales in Financials in Schedule 5.01(j)

                              Schedule 2.01(a)(ii)


                                 Excluded Assets